CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 18 to Registration Statement No. 333-89775 on Form N-1A of our report dated October 29, 2013, relating to the financial statements and financial highlights of BlackRock Focus Growth Fund, Inc. (the “Fund”) appearing in the Annual Report on Form N-CSR of the Fund for the year ended August 31, 2013, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

Philadelphia, Pennsylvania

December 23, 2013